Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
FIRST QUARTER 2016 FFO OF $1.85 PER SHARE BEFORE TRANSACTION COSTS; AND EPS OF $0.23 PER SHARE

RAISES 2016 EARNINGS GUIDANCE

Financial and Operating Highlights

•	First quarter 2016 FFO of $1.85 per share before transaction related costs of $0.01 per share compared to first quarter 2015 FFO of $1.51 per share before transaction related costs of $0.01 per share.

•	First quarter 2016 net income attributable to common stockholders of $0.23 per share compared to first quarter 2015 net income attributable to common stockholders of $0.44 per share.

•
Raising 2016 NAREIT defined FFO guidance to $8.17 to $8.25 per share from the previous FFO guidance range of $6.90 to $7.00 per share based on the accelerated sale of 388-390 Greenwich Street to Citigroup, Inc. ("Citi"), the early termination of Citi's lease at 388-390 Greenwich Street, the Company's performance for the first three months of 2016 and its outlook for the remainder of 2016.

•	Combined same-store cash NOI increased 10.2 percent for the first quarter as compared to the same period in the prior year.

•
Signed 47 Manhattan office leases covering 849,586 square feet during the first quarter. The mark-to-market on signed Manhattan office leases was 39.4 percent higher in the first quarter than the previously fully escalated rents on the same spaces.

•
Signed 27 Suburban office leases covering 244,795 square feet during the first quarter. The mark-to-market on signed Suburban office leases was 7.3 percent higher in the first quarter than the previously fully escalated rents on the same spaces.

•
Increased Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, as of March 31, 2016 to 97.4 percent as compared to 97.2 percent as of December 31, 2015 and 96.1 percent as of March 31, 2015.

Investing Highlights

•
Reached agreement for the accelerated sale of 388-390 Greenwich Street to Citi for $2.0 billion, net of any unfunded tenant concessions, and the early termination of Citi's lease at the property. The closing previously scheduled for December 2017 is now scheduled for June 2016 and Citi has agreed to a $94.0 million termination payment in connection with the early termination of the lease.

•
Closed on the previously announced sale of the leased fee interest in 885 Third Avenue for $453.0 million. The Company recognized cash proceeds from the transaction of $45.4 million after giving consideration to the $135 million 5.75 percent senior equity investment retained by the Company.

•
Closed on the sale of our 90% interest in the residential condominium at 248-252 Bedford Avenue for a total gross asset valuation of $55.0 million. The Company recognized a gain on the sale of the property of $13.8 million.

•
Together with our joint venture partner, closed on the sale of 7 Renaissance Square for a total gross asset valuation of $20.7 million. The Company recognized a gain on the sale of the property of $4.2 million.

•	Closed on the off-market acquisition of 183 Broadway for $28.5 million.

•	Originated new debt and preferred equity investments totaling $124.1 million in the first quarter, of which $89.1 million was retained, excluding the senior equity investment in 885 Third Avenue.

Financing Highlights

•	Together with our joint venture partners, closed on a $177.0 million 10-year refinancing of 800 Third Avenue, which replaces the previous $20.9 million mortgage that was set to mature in August 2017.

•	Obtained floating rate construction financing of $44.0 million for the retail development at 719 Seventh Avenue.

•	Together with our joint venture partners, closed on a $100.0 million recapitalization of Jericho Plaza.

Summary
New York, NY, April 20, 2016 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported funds from operations, or FFO, for the quarter ended March 31, 2016 of $193.0 million, or $1.85 per share, before transaction related costs of $1.3 million, or $0.01 per share, as compared to FFO for the same period in 2015 of $155.5 million, or $1.51 per share, before transaction related costs of $1.2 million, or $0.01 per share. FFO for the first quarter of 2016 included the accelerated recognition of $7.5 million, or $0.07 per share, of income, which would have otherwise been recognized over the course of 2016, from the repayment of a $66.7 million debt and preferred equity position and the recognition of $5.2 million, or $0.05 per share, of non-cash income related to prior periods upon completion of asset level purchase price allocations.

Net income attributable to common stockholders for the quarter ended March 31, 2016 totaled $23.2 million, or $0.23 per share as compared to net income attributable to common stockholders of $43.3 million, or $0.44 per share for the same quarter in 2015.

Net income attributable to common stockholders for the quarter ended March 31, 2016 includes $23.7 million, or $0.23 per share, of net gains recognized from the sale of real estate as compared to $13.0 million, or $0.13 per share for the same quarter in 2015.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity
For the quarter ended March 31, 2016, the Company reported consolidated revenues and operating income of $455.4 million and $290.7 million, respectively, compared to $396.3 million and $233.0 million, respectively, for the same period in 2015.

Same-store cash NOI on a combined basis increased by 10.2 percent to $176.0 million for the quarter as compared to the same period in 2015. For the quarter ended March 31, 2016, consolidated property same-store cash NOI increased by 10.5 percent to $156.4 million and unconsolidated joint venture property same-store cash NOI increased by 7.0 percent to $19.4 million, as compared to the same period in 2015.

During the first quarter, the Company signed 47 office leases in its Manhattan portfolio totaling 849,586 square feet. Eight leases comprising 127,428 square feet represented office leases that replaced previous vacancy. Thirty-nine leases comprising 722,158 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $71.24 per rentable square foot, representing a 39.4 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the first quarter was 11.6 years and average tenant concessions were 4.3 months of free rent with a tenant improvement allowance of $46.70 per rentable square foot.

Manhattan same-store occupancy was 97.4 percent at March 31, 2016, inclusive of 259,419 square feet of leases signed but not yet commenced as compared to 96.1 percent at March 31, 2015 and 97.2 percent at December 31, 2015.

During the first quarter, the Company signed 27 office leases in its Suburban portfolio totaling 244,795 square feet. Nine leases comprising 61,324 square feet represented office leases that replaced previous vacancy. Eighteen leases comprising the remaining 183,471 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $39.63 per rentable square foot, representing a 7.3 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the first quarter was 6.2 years and average tenant concessions were 5.3 months of free rent with a tenant improvement allowance of $27.11 per rentable square foot.

Same-store occupancy for the Company's Suburban portfolio was 84.0 percent at March 31, 2016, inclusive of 28,090 square feet of leases signed but not yet commenced as compared to 82.6 percent at March 31, 2015 and 82.5 percent at December 31, 2015.

Significant leases that were signed during the first quarter included:

•	Renewal on 186,396 square feet with Credit Suisse at 11 Madison Avenue, bringing the remaining lease term to 21.2 years;

•	Renewal on 167,003 square feet with Omnicom Group at 220 East 42nd Street, bringing the remaining lease term to 16.1 years;

•	Renewal on 103,803 square feet with Wells Fargo at 100 Park Avenue, bringing the remaining lease term to 5.7 years;

•	New lease on 71,239 square feet with TargetCast LLC (dba Media Assembly) at 711 Third Avenue for 15.5 years;

•	Renewal and expansion on 61,000 square feet with Heineken USA Inc. at 360 Hamilton, bringing the remaining lease term to 10.1 years;

•	Renewal on 52,959 square feet with Music Choice at 315 West 33rd Street, bringing the remaining lease term to 11.2 years;

•	New lease on 43,018 square feet with Nordstrom at 3 Columbus Circle for 22.7 years;

•	New lease on 35,112 square feet with CBS Broadcasting Inc. at 555 West 57th Street for 8.0 years; and

•	Renewal and expansion on 46,622 square feet with Merrill Lynch, Pierce, Fenner & Smith Incorporated at 360 Hamilton Avenue in White Plains, New York, bringing the remaining lease term to 5.8 years.

Marketing, general and administrative, or MG&A, expenses for the quarter ended March 31, 2016 were $24.0 million, or 4.6 percent of total combined revenues and an annualized 45 basis points of total combined assets.

Real Estate Investment Activity
In April, the Company entered into an agreement with an affiliate of Citigroup, Inc. ("Citi") to accelerate the sale of 388-390 Greenwich Street to Citi for $2.0 billion, net of $242.5 million of unfunded tenant concessions, pursuant to the purchase option that Citi exercised in January 2016. The closing, which was previously scheduled for December 2017, is now scheduled for June 2016. Separately, the Company and Citi reached agreement for the early termination of Citi's lease at 388-390 Greenwich Street, in exchange for payment by Citi of a $94.0 million termination fee. Proceeds from the sale and the termination payment will be used by the Company to repay approximately $345.0 million of its corporate credit facility and retire the $1.45 billion mortgage on the property, resulting in reduction of Company indebtedness of approximately $1.8 billion.

In March, the Company completed the acquisition of 183 Broadway for $28.5 million. The property is located adjacent to 187 Broadway and 5-7 Dey Street, which the Company acquired in August 2015 due to their proximity to Downtown Manhattan's new Fulton Transit Center and the World Trade Center. The site consists of a 9,106 square foot, five story mixed-use retail/residential building.

In March, the Company and its joint venture partner, Renaissance Office Partners, LLC, closed on the sale of 7 Renaissance Square, a 65,600 square foot office building at the Ritz Carlton complex in downtown White Plains, New York. The gross sales price was $20.7 million, or $316 per square foot, and the Company recognized a gain on sale of $4.2 million.

In February, the Company closed on the sale of the leased fee interest in 885 Third Avenue in Manhattan, also known as "The Lipstick Building", for a gross sale price of $453.0 million or approximately $713 per square foot. As part of the transaction the Company has retained a $135.0 million 5.75% senior equity investment in the property.

In February, the Company closed on the sale of the its 90% stake in the residential condominium at 248-252 Bedford Avenue, a 72-unit multifamily building in Williamsburg, Brooklyn New York, at a gross asset valuation of $55.0 million or approximately $1,242 per square foot. The Company recognized a gain on sale of $13.8 million.

Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.4 billion at March 31, 2016. During the first quarter, the Company originated new debt and preferred equity investments totaling $124.1 million, of which $89.1 million was retained and $82.7 million was funded, at a weighted average current yield of 10.1 percent, excluding the $135 million senior equity investment that the Company retained in 885 Third Avenue. During the first quarter, the Company sold investments totaling $222.5 million and recorded $198.9 million of principal reductions from investments that were repaid.

Financing Activity
In February, the Company, along with its joint venture partners, successfully closed on the refinancing of 800 Third Avenue. The new 10-year, $177.0 million mortgage loan features a fixed interest rate of 3.17 percent, subject to up to a 20 basis point increase under certain conditions, and replaces the previous $20.9 million mortgage that was set to mature in August 2017. The Company, which owns a 60.5 percent interest in the asset, received approximately $89.0 million in net proceeds from the refinancing.

In February, the Company, along with its joint venture partners, completed the recapitalization of Jericho Plaza by securing a new 2-year (subject to three 1-year extension options) floating rate mortgage with an interest rate of 4.15 percent over LIBOR. The initial funding was approximately $75.0 million with a total expected funding of $100.0 million. The refinancing closed simultaneously with a series of transactions culminating in the property being owned in a new venture that continues to include SL Green and Onyx Equities, along with other partners.

In February, the Company secured construction financing of a retail development site at 719 Seventh Avenue. The 2-year (subject to one 1-year extension option) $44.0 million loan features a floating interest rate of 3.05 percent over LIBOR, with the ability to reduce the spread to 2.55 percent upon achieving certain hurdles. The Company, which owns a 75 percent interest in the asset, received net proceeds of approximately $21.0 million at the closing of the financing, with the balance of the loan proceeds being used to complete the construction.

Guidance
Based on the accelerated sale of 388-390 Greenwich Street to Citi, the early termination of Citi's lease at 388-390 Greenwich Street, the Company's performance for the first three months of 2016 and its outlook for the remainder of 2016, the Company is raising its NAREIT defined FFO guidance for 2016 to $8.17 to $8.25 from the previous FFO guidance range of $6.90 to $7.00 per share. On a comparable basis, after giving consideration to items that would not otherwise be attributable to 2016, the Company's 2016 normalized FFO per share guidance range would increase to $6.96 to $7.04 per share.

Per Share
Midpoint of Management's Previous 2016 FFO Guidance Range	$6.95
388-390 Greenwich Lease Termination Payment	0.90
Write-off of Accounting Related Balances at 388-390 Greenwich	0.72
Portfolio NOI and Interest Expense Savings	0.05
388-390 Greenwich FFO Contribution (June 2016 - December 2016)	(0.41)
Midpoint of Management's Revised 2016 FFO Guidance Range	$8.21
388-390 Greenwich Lease Termination Payment - 2017 Component	(0.49)
Accounting Related Balances at 388-390 Greenwich	(0.72)
Midpoint of Management's Normalized 2016 FFO Guidance Range	$7.00

Dividends
During the first quarter of 2016, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.72 per share of common stock, which was paid on April 15, 2016 to shareholders of record on the close of business on March 31, 2016; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period January 15, 2016 through and including April 14, 2016, which was paid on April 15, 2016 to shareholders of record on the close of business on March 31, 2016, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, April 21, 2016 at 2:00 pm ET to discuss the financial results.

The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”

The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”. The conference may also be accessed by dialing (877) 312-8765 Domestic or (419) 386-0002 International, and using passcode 81755071.

A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using pass-code 81755071. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts”.

Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2016, SL Green held interests in 121 Manhattan buildings totaling 47.7 million square feet. This included ownership interests in 29.9 million square feet of commercial buildings and debt and preferred equity investments secured by 17.8 million square feet of buildings. In addition, SL Green held ownership interests in 31 suburban buildings totaling 4.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Rental revenue, net	$345,607	$303,329
Escalation and reimbursement	45,611	40,969
Investment income	54,737	42,069
Other income	9,489	9,932
Total revenues	455,444	396,299
Expenses:
Operating expenses, including related party expenses of $3,462 and $3,808 in 2016 and 2015, respectively	79,520	76,777
Real estate taxes	61,674	55,723
Ground rent	8,308	8,188
Interest expense, net of interest income	94,672	75,807
Amortization of deferred financing costs	7,932	6,615
Depreciation and amortization	179,308	108,337
Transaction related costs	1,279	1,143
Marketing, general and administrative	24,032	25,464
Total expenses	456,725	358,054
(Loss) income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net (loss) gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	(1,281)	38,245
Equity in net income from unconsolidated joint ventures	10,096	4,030
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	9,915	—
Gain on sale of real estate, net	13,773	—
Loss on early extinguishment of debt	—	(49)
Income from continuing operations	32,503	42,226
Net income from discontinued operations	—	427
Gain on sale of discontinued operations	—	12,983
Net income	32,503	55,636
Net income attributable to noncontrolling interests in the Operating Partnership	(923)	(1,743)
Net income attributable to noncontrolling interests in other partnerships	(1,973)	(5,927)
Preferred unit distributions	(2,648)	(951)
Net income attributable to SL Green	26,959	47,015
Perpetual preferred stock dividends	(3,738)	(3,738)
Net income attributable to SL Green common stockholders	$23,221	$43,277

Earnings Per Share (EPS)
Net income per share (Basic)	$0.23	$0.44
Net income per share (Diluted)	$0.23	$0.44

Funds From Operations (FFO)
FFO per share (Basic)	$1.84	$1.51
FFO per share (Diluted)	$1.84	$1.50

Basic ownership interest
Weighted average REIT common shares for net income per share	100,051	98,402
Weighted average partnership units held by noncontrolling interests	3,974	3,964
Basic weighted average shares and units outstanding	104,025	102,366

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,285	99,055
Weighted average partnership units held by noncontrolling interests	3,974	3,964
Diluted weighted average shares and units outstanding	104,259	103,019

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2016	2015
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$4,115,982	$4,779,159
Building and improvements	9,334,385	10,423,739
Building leasehold and improvements	1,431,238	1,431,259
Properties under capital lease	47,445	47,445
	14,929,050	16,681,602
Less accumulated depreciation	(2,100,109)	(2,060,706)
	12,828,941	14,620,896
Assets held for sale	1,891,575	34,981
Cash and cash equivalents	316,205	255,399
Restricted cash	179,938	233,578
Investment in marketable securities	43,915	45,138
Tenant and other receivables, net of allowance of $17,829 and $17,618 in 2016 and 2015, respectively	55,441	63,491
Related party receivables	15,148	10,650
Deferred rents receivable, net of allowance of $23,088 and $21,730 in 2016 and 2015, respectively	428,334	498,776
Debt and preferred equity investments, net of discounts and deferred origination fees of $14,935 and $18,759 in 2016 and 2015, respectively	1,378,616	1,670,020
Investments in unconsolidated joint ventures	1,146,085	1,203,858
Deferred costs, net	246,503	239,920
Other assets	1,055,014	850,719
Total assets	$19,585,715	$19,727,426

Liabilities
Mortgages and other loans payable	$5,671,700	$6,992,504
Revolving credit facility	775,000	994,000
Term loan and senior unsecured notes	2,067,117	2,319,244
Deferred financing costs, net	(105,543)	(130,515)
Total debt, net of deferred financing costs	8,408,274	10,175,233
Accrued interest payable	36,941	42,406
Other liabilities	247,950	168,477
Accounts payable and accrued expenses	168,322	196,213
Deferred revenue	414,686	399,102
Capitalized lease obligations	41,554	41,360
Deferred land leases payable	2,010	1,783
Dividend and distributions payable	80,038	79,790
Security deposits	67,001	68,023
Liabilities related to assets held for sale	1,612,001	29,000
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	11,178,777	11,301,387

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	407,046	424,206
Preferred units	304,869	282,516

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both March 31, 2016 and December 31, 2015	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 100,169 and 100,063 issued and outstanding at March 31, 2016 and December 31, 2015, respectively (including 87 shares held in Treasury at March 31, 2016 and December 31, 2015)	1,002	1,001
Additional paid-in capital	5,451,787	5,439,735
Treasury stock at cost	(10,000)	(10,000)
Accumulated other comprehensive loss	(17,222)	(8,749)
Retained earnings	1,620,669	1,643,546
Total SL Green Realty Corp. stockholders’ equity	7,268,168	7,287,465
Noncontrolling interests in other partnerships	426,855	431,852
Total equity	7,695,023	7,719,317
Total liabilities and equity	$19,585,715	$19,727,426

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$23,221	$43,277
Add:
Depreciation and amortization	179,308	108,337
Discontinued operations depreciation adjustments	—	—
Joint venture depreciation and noncontrolling interest adjustments	10,514	8,622
Net income attributable to noncontrolling interests	2,896	7,670
Less:
Gain on sale of real estate and discontinued operations, net	13,773	12,983
Equity in net (loss) gain on sale of interest in unconsolidated joint venture/real estate	9,915	—
Purchase price fair value adjustment	—	—
Depreciable real estate reserves, net of recoveries	—	—
Depreciation on non-rental real estate assets	496	525
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$191,755	$154,398

	Consolidated Properties		SL Green's share of Unconsolidated Joint Ventures		Combined
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
Operating income and Same-store NOI Reconciliation:	2016	2015	2016	2015	2016	2015
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment, gain on sale of real estate, depreciable real estate reserves and loss on early extinguishment of debt	$(1,281)	$38,245

Equity in net income from unconsolidated joint ventures	10,096	4,030	10,096	4,030
Depreciation and amortization	179,308	108,337	14,903	13,860
Interest expense, net of interest income	94,672	75,807	17,259	15,255
Amortization of deferred financing costs	7,932	6,615	1,296	1,321
Loss on early extinguishment of debt	—	(49)	972	407
Operating income	290,727	232,985	44,526	34,873

Marketing, general and administrative expense	24,032	25,464	—	—
Net operating income from discontinued operations	—	488	—	—
Transaction related costs, net	1,279	1,143	—	7

Non-building revenue	(59,175)	(48,052)	(6,603)	(6,431)
Equity in net income from unconsolidated joint ventures	(10,096)	(4,030)	—	—
Loss on early extinguishment of debt	—	49	972	407
Net operating income (NOI)	246,767	208,047	38,895	28,856	$285,662	$236,903

NOI from discontinued operations	—	(488)	—	—	—	(488)
NOI from other properties/affiliates	(79,560)	(55,006)	(17,099)	(8,761)	(96,659)	(63,767)
Same-Store NOI	167,207	152,553	21,796	20,095	189,003	172,648

Ground lease straight-line adjustment	467	494	—	—	467	494

Straight-line and free rent	(7,505)	(8,657)	(2,006)	(1,442)	(9,511)	(10,099)
Rental income - FAS 141	(3,741)	(2,819)	(391)	(524)	(4,132)	(3,343)
Same-store cash NOI	$156,428	$141,571	$19,399	$18,129	$175,827	$159,700

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2016	2015
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	25,248	21,905
Portfolio percentage leased at end of period	95.9%	94.3%
Same-Store percentage leased at end of period	96.2%	95.5%
Number of properties in operation	33	30

Office square feet where leases commenced during quarter ended (rentable)	1,261,007	300,307
Average mark-to-market percentage-office	45.1%	9.2%
Average starting cash rent per rentable square foot-office	$70.66	$62.99

(1)Includes wholly-owned and joint venture properties.

The following table reconciles estimated earnings per share (diluted) to FFO per share (diluted) for the year ending December 31, 2016

	Year ended December 31,
	2016	2016
Net income per share attributable to SL Green stockholders	$3.24	$3.32
Add:
Depreciation and amortization	7.12	7.12
Unconsolidated joint ventures depreciation and noncontrolling interest adjustments	0.38	0.38
Net income attributable to noncontrolling interest	0.20	0.20
Less:
Gain on sale of real estate and discontinued operations	2.40	2.40
Equity in net gain on sale of interest in noncontrolling interest	0.35	0.35
Depreciable real estate reserves	—	—
Depreciation and amortization on non-real estate assets	0.02	0.02
Funds from Operations per share attributable to SL Green common stockholders and noncontrolling interests	$8.17	$8.25